EXHIBIT 99.1

February 18, 2008

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Profitable Third Quarter Results

MIDLAND, TX - 2/18/08 -- Mexco Energy Corporation (AMEX: MXC) today reported net income of $221,114 for the quarter ending December 31, 2007, the Company’s third quarter of fiscal 2008, compared to net income of $67,080 for the same quarter of fiscal 2007, an increase of 230 percent. Earnings per share for the third quarter of fiscal 2008 were $.12 per diluted share compared to $.04 per diluted share in fiscal 2007.

Nicholas C. Taylor, President and CEO of Mexco Energy Corporation, said, "In all respects our third quarter ending December 31, 2007 showed improvement in oil and gas prices and volumes resulting in a tripling of earnings over the comparable quarter last year.”

Operating revenues increased $291,882 or 44% to $955,080 in the third quarter of fiscal 2008 from $663,198 for the same period of fiscal 2007. The average sales price received of $8.23 per Mcfe was up 37% from the $6.00 per Mcfe received in the third quarter of fiscal 2008. Oil production increased 7% and gas production increased 4% during the third quarter of fiscal 2008 as compared to the third quarter of fiscal 2007.

The Company continues to focus a substantial portion of its efforts on the acquisition of royalties in areas with significant development potential. For the three month period ending December 31, 2007 revenues from oil and gas royalty interests accounted for approximately 21% of the Company’s revenues, compared to approximately 24% for the three month period ending December 31, 2006.

Taylor continued, “On the last day of the quarter we completed the largest acquisition of gas properties in the Company’s history. This $1,850,000 purchase is producing income free of capital and operating expenses, amounting to an approximate 22% royalty in three wells in the Newark East (Barnett Shale) Field. These wells are operated by Chesapeake Energy Corporation in one of the largest gas fields in Texas.”

The Company owns oil and gas properties in ten states, with the majority of its activity centered in West Texas. The Company plans to continue to focus its efforts to increase oil and natural gas reserves, through exploration and development as well as acquisition of royalties.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2007. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

 Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2007	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$219,954	$72,537
Accounts receivable:
Oil and gas sales	468,199	399,659
Trade	310,709	2,987
Income tax receivable	60,654	59,736
Prepaid costs and expenses	38,046	65,986
Total current assets	1,097,562	600,905

Investment in GazTex, LLC	20,509	20,509

Property and equipment, at cost
Oil and gas properties, using the full cost method	23,622,834	20,526,431
Other	51,412	51,412
	23,674,246	20,577,843

Less accumulated depreciation, depletion and amortization	11,771,801	11,240,277
Property and equipment, net	11,902,445	9,337,566
	$13,020,516	$9,958,980

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$518,294	$154,074

Long-term debt	3,075,000	700,000
Asset retirement obligation	359,021	350,584
Deferred income tax liability	1,093,988	978,686

Commitments and contingencies

Stockholders’ equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value;
40,000,000 shares authorized;
1,841,366 and 1,840,366 shares issued;
1,757,366 and 1,780,841 shares outstanding as of
December 31 and March 31, 2007, respectively	920,683	920,183
Additional paid-in capital	4,361,898	4,291,892
Retained earnings	3,118,249	2,871,085
Treasury stock, at cost (84,000 and 59,525 shares, respectively)	(426,617)	(307,524)
Total stockholders’ equity	7,974,213	7,775,636
	$13,020,516	$9,958,980

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31
	2007	2006
Operating revenue:
Oil and gas sales	$952,211	$663,031
Other	2,869	167
Total operating revenues	955,080	663,198

Operating expenses:
Production	241,019	218,774
Accretion of asset retirement obligation	6,368	5,592
Depreciation, depletion, and amortization	174,842	152,135
General and administrative	187,648	176,791
Total operating expenses	609,877	553,292

Operating profit	345,203	109,906

Other income (expense):
Interest income	1,170	336
Interest expense	(22,791)	(2,359)

Net other expense	(21,621)	(2,023)

Earnings before income taxes and minority interest	323,582	107,883

Income tax expense (benefit):
Current	-	(30,531)
Deferred	102,468	71,334
	102,468	40,803

Earnings before minority interest	221,114	67,080

Minority interest in loss of subsidiary	-	-

Net income	$221,114	$67,080

Net income per common share:

Basic:	$0.13	$0.04
Diluted:	$0.12	$0.04

For additional information, please contact: Nicholas C. Taylor, President and Chief Executive Officer or Tammy L. McComic, Vice-President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.